UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 5, 2009

VELOCITY EXPRESS CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	0-28452	87-0355929
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Morningside Drive North Bldg. B, Suite 300 Westport, Connecticut	06880
(Address of Principal Executive Offices)	(Zip Code)

Registrants’ telephone number, including area code: (203) 349-4160

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

Velocity Express Corporation (the “Company”) intends to meet with holders of its 12% Senior Secured Notes due 2010 (the “Notes”) to seek consent to a possible new credit facility with a third party lender, which facility would replace and increase the credit limit of its Existing Credit Facility (defined below).

Existing Credit Facility

The Company is party to a Credit Agreement with Wells Fargo Foothill, Inc. (“WFF”), dated December 22, 2006, as amended (the “Existing Credit Facility”). Under the Waiver and Eleventh Amendment of such Credit Agreement dated May 19, 2008, the Company agreed to seek a commitment letter from a third party lender to provide financing to the Company in an amount sufficient to prepay obligations to WFF under the Existing Credit Facility. The Company has already paid fees of $375,000 for failing to meet certain timetables to obtain such replacement financing, and will incur additional fees in the future.

Borrowings under the Existing Credit Facility bear interest at a rate equal to, at the borrowers’ option, either a base rate, or a LIBOR rate plus an applicable margin. The Company’s borrowing rate at December 31, 2008 was 6.75%%. The Company has no additional borrowings available under the Existing Credit Facility. The Company is also required to have a special reserve against available borrowing starting at $1,000,000 and rising by $25,000 each week commencing on June 30, 2008 through November 30, 2008, by $37,500 per week from December 1, 2008 to February 28, 2009, by $50,000 per week from March 1, 2009 to May 31, 2009, and $62,500 per week from June 1, 2009 to December 31, 2009 or until the Existing Credit Facility is paid in full.

Commitment Letter

The Company received a commitment letter for a new credit facility (the “Commitment Letter”) from a third party lender, which is believed to be beneficial to the Company and the holders of the Notes (the “Noteholders”). The Commitment Letter is subject to conditions and no assurance can be given that the Company will meet all of those conditions.

In addition, the Company is required to obtain the consent of holders of a requisite percentage of its outstanding Notes to various aspects of the financing under the Commitment Letter, including the amount of such financing (currently contemplated to be a maximum of $20 million). Another condition of the Commitment Letter is that the trustee for the Noteholders enters into a new intercreditor agreement on behalf of the Noteholders, to replace the existing Intercreditor Agreement, dated as of December 22, 2006, with WFF.

At this time, the Company is negotiating with the Noteholders to receive their consent to the transactions contemplated by the Commitment Letter, including a Fifth Supplemental Indenture and a new Intercreditor Agreement. No assurance can be given that the Company will obtain the Noteholders consent required to effectuate the New Credit Facility, the Fifth Supplemental Indenture and the new Intercreditor Agreement, or that the Company will otherwise satisfy the conditions imposed by the Commitment Letter for a new revolving credit facility.

Global Alliance

The Company has been working to develop a global alliance of first-tier domestic delivery companies in a number of countries, with the Company as the anchor company in the United States. The global alliance being developed would launch a worldwide delivery service, utilize the Company’s state of the art technology throughout the supply chain for customers of alliance members, and leverage customer relationships of each alliance member to drive business to the alliance partners, thereby increasing revenues for all alliance members. The Company has been in negotiation with various entities in its industry in various countries around the world toward the goal of achieving an alliance. The Company is seeking an investment by each prospective alliance member in the alliance and in a way that may help the Company reduce its financial leverage. While the Company continues to negotiate with various international entities, no agreements have been reached, and no assurances can be given that any alliance arrangements will ever be consummated or what the structure or terms of such an arrangement would be or whether the alliance would operate successfully if agreement could be reached.

The information in Item 7.01 of this Current Report in Form 8-K will not be treated as “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section. This information will not be deemed incorporated by reference into a filing under the Securities Act of 1933, or into another filing under the Exchange Act, unless that filing expressly refers to specific information in this Item 7.01 of this report.

Forward Looking Statements

This Current Report on Form 8-K contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements with respect to its prospective new senior financing and its hopes to establish a global alliance of delivery companies. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements are expressed differently. Forward-looking statements represent the Company’s management’s judgment regarding future events. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, the Company can give no assurance that such expectations will prove to be correct. All statements other than statements of historical fact included in this Current Report on Form 8-K are forward-looking statements. The Company cannot guarantee the accuracy of the forward-looking statements, and you should be aware that the Company’s actual results could differ materially from those contained in the forward-looking statements due to a number of factors, including the statements under the heading “Risk Factors” contained in the Company’s filings with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VELOCITY EXPRESS CORPORATION

By:	/s/ Edward W. Stone
Name:	Edward W. Stone
Title:	Chief Financial Officer

Date: January 5, 2009